                                                                    EXHIBIT 3.13

              CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS
                                       OF
                            SERIES P PREFERRED STOCK
                                       OF
                                  JETFAX, INC.


          Pursuant to Section 151 of the Delaware General Corporation Law:

          The undersigned, Edward R. Prince, III and Eli Morowitz, do hereby certify that (i) they are, and at all times mentioned herein were, the duly elected and acting President and Secretary, respectively, of JETFAX, INC., a corporation organized and existing under the Delaware General Corporation Law (the "Corporation"), and (ii) pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and pursuant to Section 151 of the Delaware General Corporation Law, said Board of Directors at a duly convened special meeting held on October 2, 1995 duly adopted a resolution designating the preferences, rights and limitations of the Corporation's Series P Preferred Stock and providing for the issuance of shares thereof out of the Corporation's authorized and unissued Preferred Stock, $.01 par value, which resolution is and reads as follows:

          "RESOLVED that, pursuant to the authority expressly granted to and vested in the Board of Directors in the Corporation's Certificate of Incorporation and pursuant to Section 151 of Delaware General Corporation Law, said Board of Directors hereby designates, approves and adopts the following Certificate of Designation which provides for the creation, establishment and authorization of a series of Preferred Stock, par value $.01 per share, of the Corporation, and this Board of Directors hereby declares and affirms that each share of such stock of said series shall have identical rights and privileges in every respect and shall have the designations, preferences, limitations and relative rights described as follows:

                Section 1. DESIGNATION; NUMBER OF SHARES. The designation of the series of preferred stock authorized hereby shall be "Series P Preferred Stock." The number of shares of Series P Preferred Stock authorized for issuance is 500,000. The Stated Value of the Series P Preferred Stock shall be $7.50 per share.

                Section 2. DIVIDENDS. (a) The holders of record of shares of Series P Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at an annual rate of six percent (6.0%) of the Stated Value per share (subject to equitable adjustment for stock splits, combinations, stock dividends, reclassifications and similar events), payable in preference and priority to any payment of any cash dividend on the Common Stock or on the Preferred Stock (other than the next series of Preferred Stock of the Corporation designated after the date of this Certificate of Designation, hereinafter the "Next Series of Preferred"). Such dividends shall accrue and shall be cumulative so that if at any time such accrued dividends on the Series P Preferred Stock shall not have been paid, or declared and set apart for payment, the deficiency (including any amounts from any prior year in which dividends accrued but remain unpaid) shall be fully paid, or declared and set apart for payment, before any cash dividend shall be paid on or declared or set apart for payment on the Common Stock or on the Preferred Stock (other than the Next Series of Preferred).

          (b) So long as any of the Series P Preferred Stock remains outstanding, after the payment or setting apart for payment of the amount of any dividends to be paid pursuant to the provisions of paragraph (a) of this Section 2, no cash dividends shall be paid on, or declared or set apart for, the Common Stock, unless such dividends shall have been shared on a per share basis (as equitably adjusted for stock splits, combinations, stock dividends, reclassifications and similar events) between holders of Series P Preferred Stock (excluding the amount of any dividends paid pursuant to the provisions of paragraph (a) of this Section 2) and Common Stock.

          Section 3. LIQUIDATION PREFERENCE. Subject to the provisions of Sections 4, 5 and 7, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Series P Preferred Stock shall be entitled to receive, after payment or provision for payment of all debts of the Corporation, but before any distribution of assets to the holders of Common Stock or of any Series of Preferred Stock (other than the Next Series of Preferred) by reason of their ownership thereof, an amount equal to the Stated Value per share of such Series P Preferred Stock plus any accrued or declared but unpaid dividends thereon, if any, to the date fixed for the liquidation, dissolution or winding up. If on any liquidation, dissolution or winding up, the assets of the Corporation distributable among the holders of the Series P Preferred Stock of the Corporation are insufficient to permit full payment to the holders of the Series P Preferred Stock of an amount equal to the Stated Value per share, such assets shall be distributed ratably among the holders of the Series P Preferred

     Stock in proportion to the full preferential amount each such holder is otherwise entitled to receive. A consolidation or merger of the Corporation, or a purchase or redemption by the Corporation of its shares of any class, is not a "voluntary or involuntary liquidation, dissolution or winding up of the Corporation" within the meaning of this Section 3. The holders of the Series P Preferred Stock shall not be entitled to receive any payment or distribution with respect to any voluntary or involuntary liquidation, dissolution or winding up of the Corporation other than as provided in this Section 3 or in Sections 5 or 7.

          Section 4. VOLUNTARY REDEMPTION. (a) The Corporation, at the option of the Board of Directors, may at any time or times prior to the earlier of the closing of an IPO (as defined below) or the closing of a Buy-Out Event (as defined below) voluntarily redeem all or any part of the Series P Preferred Stock then outstanding by paying a price equal to the Stated Value per share (subject to equitable adjustment for stock splits, combinations, stock dividends, reclassifications and similar events) plus any accrued or declared but unpaid dividends thereon, if any, to the date fixed for such redemption. If less than all the outstanding shares of Series P Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata. Notice of voluntary redemption shall be mailed, postage prepaid, to the holders of record of the shares to be redeemed at their addresses then appearing on the books of the Corporation, not less than five (5) and not more than sixty (60) days prior to the date fixed for the voluntary redemption.

          (b) On or before the date fixed for a voluntary redemption, the Corporation may provide for payment of a sum sufficient to redeem the shares called for redemption by either (1) setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) depositing such sum in a bank or trust company anywhere in the United States having capital and surplus of at least one hundred million dollars ($100,000,000) according to its latest statement of condition, as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender of the respective share certificates. The holders may be evidenced by a list certified by the Corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the Corporation so provides for payment, then from and after the date fixed for redemption (i) the shares shall be deemed to be redeemed, (ii) such setting aside or deposit shall be deemed to constitute full payment for the shares, (iii) the shares shall no longer be deemed to be outstanding, (iv) the holders thereof shall cease to be shareholders with respect to such shares, and (v) the holders shall have no rights with respect thereto except the right to receive their proportionate shares of the funds so set aside or deposited (but without interest) upon the surrender of their respective certificates. Any interest accrued on funds so set aside or deposited shall belong to the Corporation. If the holders of any shares do not within six (6) years after such deposit claim any amount so deposited for redemption thereof, the bank or trust company shall, on demand by the Corporation, pay over to the Corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all liability to such holders.

          Section 5. MANDATORY REDEMPTION. (a) If and to the extent the holders of the Series P Preferred Stock have not elected to convert all of the outstanding Series P Preferred Stock pursuant to the provisions of
     Section 7(a), upon the closing of an IPO or the closing of a Buy-Out Event, and subject to the terms and conditions set forth in this Section 5, the Corporation shall redeem that amount of the Series P Preferred Stock then outstanding as is determined pursuant to the following sentence by paying out of any source of funds legally available therefor a price equal to the Stated Value per share (subject to equitable adjustment for stock splits, combinations, stock dividends, reclassifications and similar events) plus any accrued or declared but unpaid dividends thereon, if any, to the date of such redemption. The Corporation shall only be obligated to apply towards the redemption of Series P Preferred Stock under this Section 5(a) an amount equal to (i) the greater of fifteen percent (15.0%) of the aggregate proceeds, if any, to the Corporation from the IPO or Buy-Out Event or $1,125,000.00, minus (ii) the amount, if any, applied at that time to the repayment under the Corporation's Purchase and Debt Restructuring Agreement dated as of August 3, 1994 (the "Restructuring Agreement") of any unpaid Debt (as defined in the Restructuring Agreement). If less than all the outstanding shares of Series P Preferred Stock are to be redeemed hereunder, the shares to be redeemed shall be selected pro rata.

          (b) In the event that, from time to time, the Corporation has net income in excess of $1,000,000.00 per fiscal year as described in the following sentence, and subject to the terms and conditions set forth in this Section 5, the Corporation shall redeem that amount of the Series P Preferred Stock then outstanding as is determined pursuant to the following sentence by paying out of any source of funds legally available therefor a price equal to the Stated Value per share (subject to equitable adjustment for stock splits, combinations, stock dividends, reclassifications and similar events) plus any accrued or declared but unpaid dividends thereon, if any, to the date of such redemption. The Corporation shall only be obligated to apply towards the redemption of Series P Preferred Stock under this Section 5(b) an amount equal to ten percent (10.0%) of the Corporation's net income in excess of $1,000,000.00 per fiscal year as set forth in the Corporation's audited annual financial statements and as determined on a consolidated basis in accordance with U.S. GAAP consistently applied. If less than all the outstanding shares of Series P Preferred Stock are to be redeemed hereunder, the shares to be redeemed shall be selected pro rata.

          (c) In connection with any redemption under this Section 5, the Corporation may provide for payment of a sum sufficient to redeem the shares called for redemption by either (1) setting aside the sum, separate from its other funds, in trust for the benefit of the holders of the shares to be redeemed, or (2) depositing such sum in a bank or trust company anywhere in the United States having capital and surplus of at least one hundred million dollars ($100,000,000) according to its latest statement of condition, as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the date fixed for redemption, the redemption price on surrender of the respective share certificates. The holders may be evidenced by a list certified by the Corporation (by its president or a vice president and by its secretary or an assistant secretary) or by its transfer agent. If the Corporation so provides for payment, then from and after the date fixed for redemption (i) the shares shall be deemed to be redeemed, (ii) such setting aside or deposit shall be deemed to constitute full payment for the shares, (iii) the shares shall no longer be deemed to be outstanding, (iv) the holders thereof shall cease to be shareholders with respect to such shares, and (v) the holders shall have no rights with respect thereto except the right to receive their proportionate shares of the funds so set aside or deposited (but without interest) upon the surrender of their respective certificates. Any interest accrued on funds so set aside or deposited shall belong to the Corporation. If the holders of any shares do not within six (6) years after such deposit claim any amount so deposited for redemption thereof, the bank or trust company shall, on demand by the Corporation, pay over to the Corporation the balance of the funds so deposited, and the bank or trust company shall thereupon be relieved of all liability to such holders.

          Section 6. STATUS OF REDEEMED SHARES. Shares of Series P Preferred Stock which are redeemed shall be cancelled and shall be restored to the status of authorized but unissued shares.

          Section 7. CONVERSION. The Series P Preferred Stock shall be subject to conversion as follows:

          (a) Right to Convert; Conversion Price.  Each share of Series P
              ----------------------------------
     Preferred Stock shall be convertible, without the payment of any additional consideration by the holder thereof and at the option of the holder thereof, upon the closing of an IPO or the closing of a Buy-Out Event, at the office of the Corporation or any transfer agent for the Series P Preferred Stock, into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Stated Value per share of such Series P Preferred Stock plus any accrued or declared but unpaid dividends thereon, if any, to the date of the closing of such IPO or Buy-Out Event by (ii) an amount (the "Conversion Price") equal to seventy-five percent (75.0%) of the IPO price per share of Common Stock in the event of the closing of an IPO or seventy-five percent (75.0%) of the value of a share of Common Stock at the closing of a Buy-Out Event (which shall be calculated as the purchase price for such share in the case of a stock purchase, the exchange price for such share in the case of a consolidation or merger or the value determined by an investment banking firm assisting the Corporation in the case of a different form of Buy-Out Event or, in the absence of such firm, the value as determined by the Corporation's Board of Directors in good faith taking into account the value of the assets to be distributed to the holders of Common Stock and the fair market value of the Common Stock). Such Conversion Price shall be subject to adjustment, in order to adjust the number of shares of Common Stock into which the Series P Preferred Stock is convertible, as provided in Section 7(c). The right of conversion with respect to any shares of Series P Preferred Stock which shall have been called for redemption under Section 4 hereof shall terminate at the close of business at 5:00 p.m., Pacific Time, on the day first preceding the day fixed for redemption unless the Corporation shall default in the payment of the redemption price.

          (b) Mechanics of Conversion.  The Corporation shall notify the holders
              -----------------------
     of the Series P Preferred Stock at least 30 days but no more than 60 days prior to the filing of the Corporation's registration statement for an IPO or the closing of a Buy-Out Event. A holder of Series P Preferred Stock shall notify the Corporation in writing of its election to convert Series P Preferred Stock pursuant to Section 7(a) within 30 days after the Corporation notifies the holders of the Series P Preferred Stock as set forth in the preceding sentence. Such electing holder of Series P Preferred Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series P Preferred Stock and shall state in its notice to the Corporation its name or the name or names of its nominees in which it wishes the certificate or certificates for shares of Common Stock to be issued. No fractional shares of Common Stock shall be issued upon conversion of the Series P Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series P Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid, together with cash in lieu of any fraction of a share. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of the closing of the IPO or the closing of the Buy-Out Event, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (c) Adjustments to Conversion Price for Dividends, Distributions,
              -------------------------------------------------------------
     Subdivisions, Combinations or Consolidations of Common Stock.
     ------------------------------------------------------------

               (i) Stock Dividends, Distributions or Subdivisions.  In the event
                   ----------------------------------------------
          the Corporation shall issue additional shares of Common Stock in a stock dividend, stock distribution or subdivision, the Conversion Price in effect immediately prior to such stock dividend, stock distribution or subdivision shall, concurrently with the effectiveness of such stock dividend, stock distribution or subdivision, be proportionately decreased.

               (ii) Combinations or Consolidations.  In the event the
                    ------------------------------
          outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          (d) Automatic Conversion.  If and to the extent the holders of the
              --------------------
     Series P Preferred Stock have not elected to convert all of the outstanding Series P Preferred Stock pursuant to the provisions of Section 7(a), and if and to the extent all of the outstanding Series P Preferred Stock are not redeemed or then subject to redemption pursuant to the provisions of
     Section 5(a), upon the closing of an IPO or the closing of a Buy-Out Event each share of Series P Preferred Stock then outstanding shall automatically be converted into that number of fully paid and nonassessable shares of Common Stock as is determined by dividing (i) the Stated Value per share of such Series P Preferred Stock plus any accrued or declared but unpaid dividends thereon, if any, to the date of the closing of such IPO or Buy-Out Event by (ii) the then effective Conversion Price.

               Upon the occurrence of the events specified in this Section 7(d), the Series P Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Series P Preferred Stock being converted are either delivered to the Corporation or its transfer agent, or the holder notifies the Corporation or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection therewith and, if the Corporation so elects, provides an appropriate indemnity bond. Upon the automatic conversion of the Series P Preferred Stock, the holders of such Series P Preferred Stock shall surrender the certificates representing such shares at the office of the Corporation or of its transfer agent. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the

     Series P Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred. No fractional shares of Common Stock shall be issued upon conversion of the Series P Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

          (e) No Impairment.  The Corporation shall not, by amendment of its
              -------------
     Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series P Preferred Stock against impairment.

          (f) Certificate as to Adjustments.  Upon the occurrence of each
              -----------------------------
     adjustment of the Conversion Price pursuant to this Section 7, the Corporation at its expense shall promptly compute such adjustment in accordance with the terms hereof and furnish to each affected holder of Series P Preferred Stock a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based. The Corporation shall, upon the written request at any time of any affected holder of Series P Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and (ii) the Conversion Price at the time in effect.

          (g) Notices of Record Date.  In the event of any taking by the
              ----------------------
     Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend which is the same as cash dividends paid in previous quarters) or other distribution, the Corporation shall mail to each holder of Series P Preferred Stock at least ten (10) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution.

          (h) Common Stock Reserved.  The Corporation shall reserve and keep
              ---------------------
     available out of its authorized but unissued Common Stock such number of shares of Common Stock as shall from time to time be sufficient to effect conversion of the issued and outstanding Series P Preferred Stock.

          (i) Certain Taxes.  The Corporation shall pay any issue or transfer
              -------------
     taxes payable in connection with the conversion of the Series P Preferred Stock, provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer to a name other than that of the holder of the Series P Preferred Stock then outstanding.

          (j) Closing of Books.  The Corporation shall at no time close its
              ----------------
     transfer books against the transfer of any Series P Preferred Stock or of any shares of Common Stock issued or issuable upon the conversion of any shares of Series P Preferred Stock in any manner which interferes with the timely conversion of such Series P Preferred Stock.

          (k) Special Definitions.  For purposes of this Certificate, the
              -------------------
     following definitions shall apply:

               (i) "IPO" shall mean the closing of a firm commitment
                    ---
          underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public.

               (ii) "Buy-Out Event" shall mean: (1) the closing of the
                     -------------
          consolidation or merger of the Corporation with or into any entity in which the holders of the Corporation's outstanding shares immediately before such consolidation or merger do not, immediately after such consolidation or merger, retain stock representing a majority of the voting power of the surviving entity; (2) the closing of the purchase by a third party of more than fifty percent (50.0%) of the capital stock of the Corporation representing a majority of the voting power of the Corporation; or (3) the liquidation, dissolution or winding up of the Corporation if a majority of the holders of the Series P Preferred provide the Corporation with written notice of their intent to treat such event as a Buy-Out Event within 30 days after the Corporation notifies the holders of the Series P Preferred of its intention to liquidate, dissolve or wind-up (provided that the Corporation notifies the holders of the Series P Preferred at least 30 days but no more than 60 days prior to the closing of such transaction). A sale or transfer of all or substantially all of the Corporation's assets as an entirety shall be regarded as a "liquidation, dissolution or winding up of the Corporation" within the meaning of this Section 7(k)(ii).

          Section 8. VOTING RIGHTS. (a) The holders of shares of Series P Preferred Stock shall be entitled to vote upon all matters upon which holders of the Common Stock have the right to vote, and shall be entitled to one vote for each such share of Series P Preferred Stock held by them (as equitably adjusted for stock splits, combinations, stock dividends, reclassifications and similar events) respectively at the Record Date for the determination of the stockholders entitled to vote on such matters, or, if no such Record Date is established, at the date such vote is taken or any written consent of stockholders is solicited, such votes to be counted together with all other shares of capital stock having general voting powers and not separately as a class. In all cases where the holders of shares of Series P Preferred Stock have the right to vote separately as a class, such holders shall be entitled to one vote for each such share held by them respectively.

          (b) Without the consent of the holders of at least a majority of the shares of Series P Preferred Stock then outstanding (voting together as a single class with such other series of Preferred Stock which may, from time to time, be issued by the Company with such voting rights), given in writing or by vote at a meeting of stockholders called for such purpose, the corporation will not (i) increase the authorized number of shares of Series P Preferred Stock, (ii) create any other class or series of shares having preference over, or ranking on a parity with, the Series P Preferred Stock, except for the Next Series of Preferred, or (iii) alter or change the rights, preferences or privileges of the Series P Preferred Stock materially or adversely."

          IN WITNESS WHEREOF, JetFax, Inc. has caused this Certificate to be executed this 24th day of January, 1996.


                                    JETFAX, INC.



                                    By:  /s/ Edward R. Prince, III
                                         -------------------------
                                         Edward R. Prince, III
                                         President




Attest:   /s/ Eli Morowitz
          -----------------
          Eli Morowitz

          Secretary

STATE   OF   CALIFORNIA

COUNTY OF [_______________]


          I, Juliet H. Tibbetts, do hereby certify that on this 24th day of January, 1996, Edward R. Prince, III personally appeared before me, who being by me duly sworn, declared that he executed the foregoing Certificate in his capacity as President of JetFax, Inc., and that the statements contained therein are true.

          GIVEN UNDER MY HAND AND SEAL OF OFFICE this 24th day of January, 1996.


                                    ____________________________
                                    Notary Public in and for the
                                    State of California

                                    _____________________________
                                    Printed Name of Notary Public

                                    My Commission Expires:

                                    __________________________

                                      -13-